Exhibit 10.13

INVENSENSE, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into effective as of May 31, 2011 (the “Effective Date”), by and between INVENSENSE, INC., a Delaware corporation (the “Company”), and Alan Krock (“Employee”) (collectively the “Parties”).

AGREEMENT

The Company wishes to employ Employee as the Chief Financial Officer of the Company and Employee wishes to be employed by the Company as the Chief Financial Officer of the Company. In consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment. As used herein, the phrase the employment term (the “Employment Term”) refers to the entire period of employment of Employee by the Company hereunder, commencing on the date on which Employee commences service to the Company hereunder (the “Employment Start Date”).

2. Duties and Obligations of Employee.

(a) General Duties. Employee shall serve as the Chief Financial Officer (“CFO”) of the Company and will report to the CEO. In his capacity as CFO, Employee shall do and perform all services, acts or things necessary or advisable as the Chief Financial Officer of the Company, including but not limited to managing the daily financial operations of the Company, subject at all times to policies established by the Company’s CEO (the “CEO”) and Board of Directors (“Board”). Annex I to this agreement describes some of the areas for which Employee shall be responsible, but is not intended to be exhaustive or limiting.

(b) Devotion to Company’s Business. Employee shall devote his entire productive time, ability and attention to the business of the Company during the Employment Term. Employee shall not engage in any other duties or other pursuits, or directly or indirectly render material services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO. The expenditure of reasonable amounts of time for educational, charitable or professional activities or for service on the board of directors of NetLogic Microsystems, Inc. shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement.

(c) Confidentiality.

(i) Employee acknowledges and agrees that during the Employment Term and in the course of the discharge of Employee’s duties hereunder, Employee shall have access to and become acquainted with information concerning the operation and

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EMPLOYMENT AGREEMENT WITH ALAN KROCK

processes of the Company, including, without limitation, financial, personnel, sales, scientific, customer and other information that is owned by the Company and that is regularly used in the operation of the Company’s business and that such information constitutes the Company’s trade secrets (the “Trade Secrets”).

(ii) Employee specifically agrees that he shall not misuse, misappropriate or disclose the Trade Secrets, directly or indirectly, to any other person or use them in any way, either during the Employment Term or at any time thereafter, except as is required in the course of Employee’s employment hereunder.

(iii) Employee acknowledges and agrees that the sale or unauthorized use or disclosure of the Trade Secrets obtained by Employee during the course of Employee’s employment under this Agreement, including information concerning the Company’s current or future and proposed work, services or products, the facts that any such work, services or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee agrees not to engage in unfair competition with the Company, either during the Employment Term or for a period of one (1) year thereafter.

(iv) Employee further agrees that all files, records, documents, drawings, specifications, equipment and similar items relating to the Company’s business, whether prepared by Employee or others, are and shall remain exclusively the property of the Company.

(v) During the Employment Term and for a period of twelve (12) months thereafter, in order to enable the Company and its subsidiaries to maintain stable work forces and to operate its business, Employee agrees that he will not solicit or encourage (nor will he direct or encourage anyone under his authority or control to solicit or encourage) any of the employees of the Company or its subsidiaries to work elsewhere

(vi) The Employee must establish his identity and authorization to work as required by the immigration reform and control act of 1986 (IRCA).

3. Obligations of Company.

(a) General Description. The Company shall provide Employee with the compensation, incentives, benefits and business expense reimbursement specified elsewhere in this Agreement.

(b) Office and Staff. The Company shall provide Employee with a private office, office equipment, supplies and other facilities and services, suitable to Employee’s position and adequate for the performance of his duties as determined by the CEO.

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4. Compensation and Rights of CFO.

(a) Base Salary. As compensation for the services to be performed hereunder, Employee shall receive an annual base salary of two hundred twenty thousand dollars ($220,000), less applicable withholdings, payable periodically during the Employment Term in accordance with the Company’s standard payroll practices for U.S. employees. Employee’s annual base salary may be adjusted from time to time by the Board in its sole discretion. Employee’s annual base salary, including any adjustments to such salary, shall be referred to in this Agreement as the “Base Salary.”

(b) Other Compensation. In addition to the Base Salary, Employee’s compensation shall consist of the opportunity to receive certain other compensation, as follows

(i) Employee shall have the right to a performance payment payable within four (4) weeks of the commencement of fiscal 2013. The performance payment shall be an amount of up to thirty thousand dollars ($30,000), the exact amount of which (i) shall be based on the Chief Executive Officer’s quarterly review and evaluation of Employee, (ii) shall be adjusted based on other Company employees’ performance payments such that the Company overall pays 75% of the sum of all maximum performance payments per employee, and (iii) shall be prorated based upon the Employment Start Date. Employee must be employed by the Company in good standing on the date of the distribution of the performance payment in order to receive the distribution, regardless of the time period to which the distribution relates.

(ii) The Company has established an executive bonus plan for fiscal 2012, which pays a bonus to executives based upon the Company’s performance against certain targets as of the end of fiscal 2012 and which is payable within four (4) weeks of the commencement of fiscal 2013. Employee’s target bonus for fiscal 2012 under the executive bonus plan shall be fifty thousand dollars ($50,000), which amount (i) shall be adjusted based on the other amounts paid under the executive bonus plan for fiscal 2012 such that the Company overall pays 75% of the sum of all target executive bonuses and (ii) shall be prorated based upon the Employment Start Date. Employee must be employed by the Company in good standing on the date of the distribution from the bonus plan in order to receive the distribution, regardless of the time period to which the distribution relates.

(iii) In addition to the Stock Grant described in Section 5 below, Employee shall be entitled to periodic stock or option grants as may be approved by the Board in its sole discretion.

(c) Tax Withholding. The Company shall have the right to deduct or withhold from the Base Salary and other compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

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EMPLOYMENT AGREEMENT WITH ALAN KROCK

5. Equity. As further compensation for the services to be performed hereunder, Employee shall be awarded certain rights to purchase or receive shares of the Company’s Common Stock as follows:

(i)

Stock Option. The Company will grant Employee an option (“Option”) to purchase five hundred thousand (500,000) shares of Common Stock in accordance with the terms of the Company’s stock incentive plan and its standard option agreement, which shall vest in accordance with the terms and conditions outlined in the plan and agreement, and otherwise as described in this Agreement. The Option shall be exercisable at the fair market value of the Common Stock on the date on which the grant of the Option is approved by the Board. The shares subject to the Option (“Shares”) shall vest ratably over the four (4) year period commencing on the first day of the Employment Term (“Vesting Start Date”) as follows: 25% upon the 12 month anniversary of the Vesting Start Date, provided that Employee is employed by the Company on such vesting date (and all other vesting dates described herein) and at a rate of 1/48 of the number of shares initially subject to the Option for each full calendar month thereafter (such that 100% of the Shares shall be vested as of the fourth anniversary of the Vesting Start Date), subject to acceleration as provided in Section 8 below or as otherwise provided in the option agreement.

6. Benefits.

(a) Annual Vacation. Employee shall be entitled to vacation time each calendar year, with full pay, in accordance with the Company’s standard policy.

(b) Illness. Employee shall be entitled to sick leave with full pay in accordance with the Company’s standard policy.

(c) Participation in 401(k) Savings Plan. Employee shall be eligible to participate in the Company’s 401(k) Savings Plan, on the same terms and conditions as all other similarly situated employees or where appropriate as determined by the CEO in its sole discretion.

(d) Medical, Dental, Disability; Life Insurance. The Company agrees to include Employee and Employee’s spouse and children, as appropriate and to the extent available, in the coverage of its medical, dental, disability, life, and Director and Officer liability insurance policies in accordance with Company policies.

7. Reimbursement of Business Expenses.

(a) The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of the Company, all as subject to the approval of the CEO.

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EMPLOYMENT AGREEMENT WITH ALAN KROCK

(b) Each such expense shall be reimbursable only if Employee furnishes to the Company adequate records and other documentary evidence of the expense, as required by the Internal Revenue Service and the Company’s policies on expense reimbursement.

8. Termination of Employment; Severance; Acceleration of Vesting.

(a) Termination of Employment. This Agreement shall be terminable at the will of the Company, with or without Cause (as defined below), or at the will of Employee, with or without Good Reason (as defined below) by written notice to the other Party. Termination shall be effective upon such notice or as otherwise provided and no amounts shall be payable in connection therewith except as specifically provided below other than amounts legally required to be paid, such as accrued but as yet unpaid compensation or accured vacation, if any. The Agreement shall also terminate upon Employee’s death or disability. Upon termination, all rights, duties and obligations under this Agreement shall cease, except those set forth in Sections 2(c), 7(a), 8 and 9.

(b) Definitions.

(i) Good Reason. “Good Reason” shall mean either: (A) a material diminishment by the Company, without the consent of Employee, of Employee’s job function and responsibility, following written notice from Employee to the CEO and a reasonable opportunity to cure; provided, that in connection with a Change of Control Transaction (as defined in Section 8(b)(iii) below), the unilateral change by the surviving or acquiring entity (or its parent) in Employee’s title and responsibilities to a position that is comparable in salary, title and responsibilities with respect to the acquired or surviving entity or a division or unit thereof created out of the Company or its assets (whether it becomes a subsidiary, unit or division) to Employee’s then-current position shall not constitute “Good Reason;” or (B) the relocation by the Company, without Employee’s consent, of the Company’s principal place of business in excess of fifty (50) miles from the current location of Company’s offices in Sunnyvale, California.

(ii) Cause. “Cause” shall mean either: (A) Employee’s willful misconduct or gross negligence in performance of his duties hereunder, including Employee’s refusal to comply in any material respect with the legal directives of the CEO, and such refusal to comply is not remedied within thirty (30) days after written notice from the CEO, which written notice shall state that failure to remedy such conduct may result in termination for Cause; (B) dishonesty or fraudulent conduct by Employee regarding based on the audit committees sole judgment; (C) Employee’s unauthorized use or intentional disclosure of any proprietary information or trade secrets of the Company outside the ordinary course of business; or (D) Employee’s breach of any of his material obligations under any written agreement or covenant with the Company.

(iii) Change of Control Transaction. Any of the following transactions shall be deemed to be a “Change of Control Transaction,” whether accomplished through one or a series of related transactions:

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH ALAN KROCK

(A) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated;

(B) the sale, transfer or other disposition of all or substantially all of the assets of the Company whether through a single transaction or a series of related transactions; or

(C) any reverse merger or similar business combination as a result of which the Company is the surviving entity but pursuant to which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such transaction; provided, however, that an equity financing pursuant to which the Company issues securities for the purpose of raising capital and as a result of which the investors in such financing hold fifty percent (50%) or more of the outstanding voting stock of the Company following such financing shall not constitute a “Change of Control Transaction” for purposes of this Agreement.

(c) Termination By Employee with Good Reason or Involuntary Termination by Company without Cause Following Change in Control.

(i) Severance. If either (x) Employee voluntarily terminates his employment with the Company for Good Reason within thirty (30) days after the occurrence of an event constituting Good Reason pursuant to Section 8(b)(i) above, or (y) the Company terminates Employee’s employment without Cause, then, in either case, provided that such termination occurs either in connection with or within twelve months after consummation of a Change of Control Transaction, then, subject to Section 8(d)(iii) below, the Company shall pay Employee an amount equal to four (4) months of his then-current Base Salary as set forth in Section 4(a), with such payment to be made on a monthly basis or in a lump sum payment on the next scheduled payroll date, as determined by the Company in its sole discretion.

(ii) Acceleration upon Termination Following Change in Control. If the Employee voluntarily terminates his employment with the Company with Good Reason within thirty (30) days after the occurrence of an event constituting Good Reason pursuant to Section 8(b)(i) above, or (ii) the Employee’s employment with the Company is terminated without Cause, in either case, provided that such termination occurs either in connection with or within twelve months after consummation of a Change of Control Transaction, then, subject to compliance with Section 8(d)(iii) below, Employee shall be vested in any stock options or restricted stock held by Employee pursuant to this Agreement to the extent earned as of the date of such termination, shall be vested in the stock option provided in Section 5 above on a monthly basis to the extent earned as of the date of such termination, without regard to the 12-month cliff vesting provision thereof, and shall be vested in an amount of additional vesting under any such options or restricted stock grants that would have occurred had Employee continued in service for an additional four (4) months after the date of such termination.

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH ALAN KROCK

(iii) Release. As a prerequisite to CFO’s receipt of the payments and benefits described in Sections 8(d)(i) and (ii) above, Employee shall be required to sign a general release, prepared by counsel for the Company and in a form reasonably acceptable to Employee, of all known and unknown claims Employee may then have against the Company or against persons affiliated with the Company and return all of the Company’s property.

9. General Provisions.

(a) Notices. All notices, requests, demands and other communications required or permitted to be given to a Party pursuant to the provisions of this Agreement shall be in writing and shall be effective and deemed given to such party under this Agreement on the earliest of the following: (a) the date of personal delivery; (b) two (2) business days after transmission by facsimile, addressed to the other Party at its facsimile number, with confirmation of transmission; (c) three (3) business days after deposit with a nationally recognized overnight delivery courier for United States deliveries, marked for next-day delivery; and (d) five (5) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices not delivered personally or by facsimile will be sent by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address as a Party may have advised the other Party by ten (10) days advance written notice in the manner provided in this Section 9(a)):

If to the Company:

Invensense Inc.

1197 Borregas Avenue

Sunnyvale, CA 94089

Attn: Secretary

Telephone: 408 988 7339

If to Employee:

Alan Krock

551 Blackhawk Club Drive

Danville, CA 94506

Telephone: 925 309 4394

(b) Entire Agreement. This Agreement, together with the Stock Agreement, contains the entire agreement and understanding concerning the subject matter hereof between the Parties and supersedes and replaces all prior negotiations and proposed agreements, written and oral. Employee acknowledges that no other party, or any agent or attorney of any other party has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce him to execute this Agreement or the Stock Agreement, and Employee acknowledges that he has not executed this Agreement in reliance upon any such promise, representation or warranty not contained herein. In the event of

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH ALAN KROCK

a conflict between this Agreement and the Stock Agreement, the provisions of this Agreement shall control.

(c) Modifications. Any modification of this Agreement shall only be effective if it is in writing and signed by the Party to be charged.

(d) Effect of Waiver. The failure of any Party to insist on strict compliance with any of the terms, covenants or conditions of the Agreement by any other Party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

(e) Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable under a given circumstance, then the remaining provisions shall remain, nevertheless, in full force and effect under such circumstance. The Parties agree to renegotiate in good faith the term held invalid or unenforceable and to be bound by the mutually agreed substitute provision under such circumstances in order to give the most approximate effect intended by the Parties.

(f) Governing Law. This Agreement shall be governed by, interpreted under, construed and enforced in accordance with the laws of the State of California, excluding any choice of law principles which could cause the law of any other jurisdiction to be applied.

(g) Attorneys’ Fees and Costs. In the event of a dispute arising as a result of this Agreement, the prevailing party shall be entitled to his or its attorneys’ fees and costs and other out-of-pocket expenses.

(h) Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile and, upon such delivery, the facsimile will be deemed to have the same effect as if the original signature had been delivered to the other Party. The Parties agree to exchange original signatures, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH ALAN KROCK

AUTHORIZED SIGNATURES

For the purpose of binding the Parties to the above Agreement, the Parties or their duly authorized representatives have signed their names below, effective as of the Effective Date.

COMPANY:

INVENSENSE Inc

By	/s/ Steve Nasiri 5/27/2011
Print Name Steve Nasiri
Title President & CEO

EMPLOYEE:

/s/ Alan Krock 5/27/2011

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH ALAN KROCK

Annex I

Responsible for the following scope to be mutually agreed upon by the Employee and the CEO

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH ALAN KROCK